EXHIBIT 99.1

Vertiv Hosts Investor Conference and Raises 2023 Guidance

•	Raises Full Year 2023 Guidance Range
•	Authorizes $3 Billion Share Repurchase Plan Over Four Years
•	Raises 2023 Dividend

New York November 29, 2023 – Vertiv (NYSE: VRT), a global provider of critical digital infrastructure and continuity solutions, will host its previously announced Investor Conference today at the New York Stock Exchange from 10 a.m. to 3 p.m. Eastern Time. Vertiv’s management team will update investors on the Company’s vision and strategy, current business and operations, accelerated growth opportunities and financial performance. A webcast of the live event and presentation materials can be accessed in the Investor Relations section of Vertiv’s website at investors.vertiv.com. A replay of Vertiv’s 2023 Investor Conference will also be available for 30 days following the webcast and can be accessed at investors.vertiv.com.

Vertiv also announced that effective today, its Board of Directors approved a share repurchase program authorizing the company to repurchase up to $3 billion of common stock over the next four years. The program is intended to provide the company with flexibility in returning capital to shareholders. Vertiv expects that the repurchases will be effected from time-to-time through open market purchases, privately negotiated transactions, Rule 10b5-1 plans, accelerated stock repurchases, block trades, derivative contracts or otherwise, including in compliance with Rule 10b-18. The specific timing of any repurchases will be determined at management’s discretion and will depend on a number of factors, including available liquidity, the company's stock price, the company's financial outlook, and alternative investment options. The share repurchase program does not obligate Vertiv to repurchase any specific dollar amount or number of shares and the Board's authorization of the program may be modified, suspended or discontinued at any time.

Vertiv’s Board has declared an increase in the company’s annual cash dividend for 2023 to $0.025 per share of the company’s Class A common stock. The cash dividend will be payable on December 27, 2023 to shareholders of record of Class A common stock at the close of business on December 11, 2023.

The company has increased 2023 financial guidance as it continues to see strong market demand for its critical digital infrastructure products and services.

	Current Full Year 2023 Guidance(3)	Previous Full Year 2023 Guidance
Net sales	$6,875M - $6,895M	$6,826M - $6,851M
Organic net sales growth(2)	21.9% - 22.3%	20.9% - 21.4%
Adjusted operating profit(1)	$1,035M - $1,045M	$1,020M - $1,030M
Adjusted operating margin(2)	15.0% - 15.2%	14.6% - 15.4%
Adjusted diluted EPS(1)	$1.72 - $1.76	$1.69 - $1.73
Adjusted free cash flow(2)	$600M - $650M	$600M - $650M

(1)	This release contains certain non-GAAP metrics. For reconciliations to the relevant GAAP measures and an explanation of the non-GAAP measures and reasons for their use, please refer to sections of this release entitled “Non-GAAP Financial Measures” and “Reconciliation of GAAP and non-GAAP Financial Measures.”
(2)	This is a forward-looking non-GAAP financial measure that cannot be reconciled for those reasons set forth under “Non-GAAP Financial Measures” of this release.
(3)	In connection with our Investor Conference being held today, we have decided to update our existing guidance to factor in our financial performance through the end of October and our current outlook for the remainder of the year to address this special circumstance. We do not anticipate making a practice of issuing interim guidance in future and no inference should be made from the failure to do so. Please refer to the cautionary language under “Forward Looking Statements” below.

# # #

About Vertiv

Vertiv (NYSE: VRT) brings together hardware, software, analytics and ongoing services to enable its customers’ vital applications to run continuously, perform optimally and grow with their business needs. Vertiv solves the most important challenges facing today’s data centers, communication networks and commercial and industrial facilities with a portfolio of power, cooling and IT infrastructure solutions and services that extends from the cloud to the edge of the network. Headquartered in Westerville, Ohio, USA, Vertiv does business in more than 130 countries. For more information, and for the latest news and content from Vertiv, visit Vertiv.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27 of the Securities Act, and Section 21E of the Securities Exchange Act. These statements are only a prediction. Actual events or results may differ materially from those in the forward-looking statements set forth herein. Readers are referred to Vertiv’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q for a discussion of these and other important risk factors concerning Vertiv and its operations. Vertiv is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Information reconciling certain forward-looking GAAP measures to non-GAAP measures related to full-year 2023 guidance, including organic net sales growth, adjusted free cash flow and adjusted operating margin, is not available without unreasonable effort due to high variability, complexity and uncertainty with respect to forecasting and quantifying certain amounts that are necessary for such reconciliations. For those reasons, we are unable to compute the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

See “Reconciliation of GAAP and Non-GAAP Financial Measures” in this release for Vertiv’s reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures.

For investor inquiries, please contact:

Lynne Maxeiner

Vice President, Global Treasury & Investor Relations

Vertiv

T +1 614-841-6776

E : lynne.maxeiner@vertiv.com

For media inquiries, please contact:

Peter Poulos

FleishmanHillard for Vertiv

T +1 646-284-4991

E: peter.poulos@fleishman.com

Source: Vertiv Holdings Co

Reconciliation of GAAP and non-GAAP Financial Measures

Vertiv Holdings Co

2023 Adjusted Guidance

Reconciliation of Diluted EPS to Adjusted Diluted EPS

Full Year 2023

	Operating profit (loss)	Interest expense, net	Change in Warrant Liability	Income tax expense	Net income (loss)	Diluted EPS (1)
GAAP	$862.4	$179.5	$103.4	$187.3	$392.2	$1.01
Amortization of intangibles	177.6	—	—	—	177.6	0.46
Change in warrant liability	—	—	(103.4)	—	103.4	0.27
Non-GAAP Adjusted	$1,040.0	$179.5	$—	$187.3	$673.2	$1.74

(1)	Diluted EPS and adjusted diluted EPS based on 386.1 million shares (includes 380.2 million basic shares and a weighted average 5.9 million potential dilutive stock options and restricted stock units).

Page 4 of 4